EXHIBIT 10.4

                                   TERM SHEET
                                      FOR
                         TRANSITION SERVICES AGREEMENT

Parties

Aetna (or an Affiliate) and Spinco (or an Affiliate)

Definitions

Capitalized terms used without definition in this Term Sheet have the respective meanings assigned to them in the Distribution Agreement.

Terms and Conditions

1.   Spinco-Provided Services.

     A. Information Technology, Computing and Telecommunication Services. Spinco shall provide to the Aetna Group the following information technology, computing and telecommunications services ("IT Services"): (i) the services set forth on Schedule 1A, as such may be amended by the parties; (ii) any other IT Services that (a) the Aetna Business, as conducted in the ordinary course prior to the Distribution Date, received in whole or part from the Spinco Group or in reliance upon or in connection with the Spinco Assets (but, in the case of a service provided only in part by the Spinco Group, only to the extent such service was provided in the ordinary course prior to the Distribution Date by the Spinco Group), (b) are identified in writing by Aetna to Spinco within forty-five (45) calendar days following the Distribution Date and (c) are reasonably needed in order to conduct the operations of the Aetna Business, as conducted in the ordinary course prior to the Distribution Date, and the reasonable growth thereof, consistent with the historical provision of such services and the other terms of the TSA, or otherwise upon pricing and other terms and conditions reasonably acceptable to Spinco and Aetna; and (iii) reasonable additional incidental IT Services as Aetna needs to conduct its business, as conducted in the ordinary course prior to the Distribution Date, and the reasonable growth therof, provided, that such IT Services (a) were provided by Spinco to Aetna in the ordinary course prior to the Distribution Date and (b) are provided upon pricing and other terms and consistent with the historical provision of such services and the other terms of the TSA as agreed upon by the parties.

     B. Other Transition Services. Spinco shall provide to the Aetna Group the following services (together with the IT Services, the "Spinco-Provided Services"): (i) the services set forth on Schedule 1B, as such may be amended by the parties; (ii) any other services that (a) the Aetna Business, as conducted in the ordinary course prior to the Distribution Date, received in whole or part from the Spinco Group or in reliance upon or in connection with the Spinco Assets (but, in the case of a service provided only in part by the Spinco Group, only to the extent such service was provided in the ordinary course prior to the Distribution Date by the Spinco Group), (b) are identified in writing by Aetna to Spinco within forty-five (45) calendar days following the Distribution Date and (c) are reasonably needed in order to conduct the operations of the Aetna Business, as conducted in the ordinary course prior to the Distribution Date, and the reasonable growth thereof, consistent with the historical provision of such services and the other terms of the TSA, or otherwise upon pricing and other terms and conditions reasonably acceptable to Spinco and Aetna; and (iii) reasonable additional incidental services as Aetna needs to conduct its business, as conducted in the ordinary course prior to the Distribution Date, and the reasonable growth thereof; provided, that such Services (a) were provided by Spinco to Aetna to in the ordinary course prior to the Distribution Date and (b) are provided upon pricing and other terms and consistent with the historical provision of such services and the other terms of the TSA as agreed upon by the parties.

2. Aetna-Provided Services. Aetna shall provide to the Spinco Group the following services (the "Aetna-Provided Services" and, together with the Spinco-Provided Services, the "Services"): (A) the services set forth on
     Schedule 2, as such may be amended by the parties; (B) any other services that (i) the Spinco Group, as conducted in the ordinary course prior to the Distribution Date, received in whole or part from the Aetna Group or in reliance upon or in connection with the Aetna Assets (but, in the case of a service provided only in part by the Aetna Group, only to the extent such service was provided in the ordinary course prior to the Distribution Date by the Aetna Group), (ii) are identified in writing by Spinco to Aetna within forty-five (45) calendar days following the Distribution Date and (iii) are reasonably needed in order to conduct the operations of the business of the Spinco Group, as conducted in the ordinary course prior to the Distribution Date, and the reasonable growth thereof, and otherwise upon pricing and other terms and consistent with the historical provision of such services and the other terms of the TSA, or conditions reasonably acceptable to Spinco and Aetna; and (C) reasonable additional incidental services as Spinco needs to conduct its business, as conducted in the ordinary course prior to the Distribution Date, and the reasonable growth thereof; provided, that such Services (i) were provided by Aetna to Spinco in the ordinary course prior to the Distribution Date and (ii) are provided upon pricing and other terms and consistent with the historical provision of such services and the other terms of the TSA as agreed upon by the parties.

3.   Term.

     A. The period during which any Service is being provided by Spinco or Aetna shall be referred to as the "Transition Period" for such Service. The party providing a Service shall be referred to as the "Service Provider", and the party for whose benefit the Service is provided the "Service Recipient". Subject to Section 2B, below, the Service Provider will provide each Service for the period specified in the applicable Schedule or, if no time period is specified, then for a period not to exceed twelve (12) months after the Distribution Date. The Transition Period for any Service may be modified by mutual consent of Spinco and Aetna.

     B. Notwithstanding anything to the contrary in Section 2A, above, the Transition Period shall be deemed to be extended, as and for the period needed but in any event not to exceed six (6) months, on account of: (i) a requirement by a Governmental Entity; (ii) at the discretion of the non-breaching party, any failure by Aetna or Spinco, as the case may be, to perform any action required on its part under the TSA, including any Schedules thereto, but only to the extent of such failure; or (iii) the inability of the Parties to achieve the timetables set forth in an applicable Conversion Plan, after applying reasonable best efforts; provided, that to the extent the Transition Period is extended pursuant to clause (i) or (iii), in addition to the amounts otherwise due pursuant to Section 4 of the TSA the Service Recipient shall pay all costs actually incurred by reason of the extension including, without limitation, incremental software licensing costs. The Service Provider shall make commercially reasonable efforts (which shall not require it to incur any out of pocket costs) to minimize the costs referred to in the preceding sentence.

     C. The Service Recipient, may, without cause, upon sixty (60) calendar days written notice terminate the purchase of any or all Services; provided that any partial termination of Services shall be of a category of Services as specified in a line item in any Schedule to
          Section 1 or 2, or as otherwise agreed to by Spinco and Aetna; and provided, that the Service Recipient shall pay for all expenses (other than the Service Provider's internal costs) incurred as a result of such early termination of Services. If the Service Recipient elects to terminate the purchase of less than all Services, the Service Provider shall continue to be obligated to provide the remaining Services.

     D. Spinco and Aetna shall work in good faith and in a commercially reasonable fashion to eliminate the Service Recipient's need to receive the Services from the Service Provider. Spinco and Aetna each acknowledge that mutual efforts will be needed in order to enable the Service Recipient to conduct its business in the ordinary course without receiving the Services from the Service Provider. The parties will employ reasonable best efforts so that by the Distribution Date, and in any event not later than forty-five (45) calendar days following the Distribution Date (or within forty-five (45) calendar days following identification of additional Services under Section 1 or 2, as applicable), Spinco and Aetna shall jointly submit to the Operating Committee (as defined below) one or more plans (each a "Conversion Plan") for eliminating the need for each Service. Spinco and Aetna thereafter may jointly amend a Conversion Plan, which amended plan shall become the operative

          Conversion Plan when it is transmitted to the Operating Committee. Each Conversion Plan shall state in reasonable detail the actions and performance schedule required of the Service Provider and Service Recipient. Each Conversion Plan shall specify a target date for completing all actions needed to allow the Service Recipient to conduct its business in the ordinary course without receiving from the Service Provider the Services that are the subject of such Conversion Plan.

4.   Pricing/Sales Tax.

     A. Pricing of Services. For each period in which it receives a Service, the Service Recipient shall pay the Service Provider its actual out-of-pocket cost for such Service, including a proportionate share of its overhead (if applicable), computed in accordance with internal charge-back methodologies historically used by the Service Provider (but excluding profit), or, to the extent the pricing for such service is specified on a Schedule to the TSA, the amount specified in or calculated in accordance with the method applicable to such Service in the applicable Schedule. For any Service priced on a monthly basis, the monthly charge will be equitably prorated if the Distribution Date or the date on which a Service is terminated is not the first calendar day or the last calendar day, respectively, of a calendar month. Notwithstanding the foregoing, in no event shall the amount paid by the Service Recipient to the Service Provider in respect of a Service be less than the Service Provider's actual out-of-pocket cost attributable to the provision of such Service calculated in accordance with the method applicable to such Service in the applicable Schedule. It is the intent of the parties to the TSA that no party thereto shall realize a gain or loss as a result of the provision or receipt of the Services under the TSA.

     B.   Sales Tax.

          (i) For state and local sales tax purposes, Spinco and Aetna will cooperate in good faith to segregate amounts payable under the Transition Services Agreement (the "TSA") into the following categories: (a) taxable Services; (b) non-taxable Services; and
               (c) payments made by Spinco or Aetna, as applicable, merely as a payment agent for the Service Recipient in procuring goods, supplies or Services that otherwise are non-taxable or that have previously been subject to sales tax.

          (ii) The Service Provider shall collect from the Service Recipient all state and local sales tax and shall timely remit such taxes to the appropriate state and local tax authorities. The Service Recipient shall pay such taxes to the Service Provider monthly, or as otherwise required by the Service Provider. The Service Provider shall be responsible for any interest or penalties imposed as a result of its failure to timely collect and remit taxes. The Service Recipient shall be responsible for any additional taxes, interest or penalties imposed as a result of a sales tax audit by any taxing authority.

         (iii) Within thirty (30) calendar days of receiving notification of the commencement of any sale or use tax audit by a taxing authority which involves any Services provided hereunder or any purchases made as purchasing agent pursuant hereto, the Service Provider or the Service Recipient, as applicable (hereinafter, the

               "Affected Party") shall notify the other party (hereinafter, the "Other Party") of such audit. Thereafter, the Affected Party shall take reasonable steps to keep the Other Party informed of the progress of any such audit. The Other Party shall have the right (but not the duty) to participate in any proceeding brought by the Affected Party to contest sales or use tax liability, and shall have the right to retain tax advisers or counsel at its own expense.

5.   Other Service Specifications.

     A. Volume. The Service Provider shall cause the Services to be made available at levels sufficient to permit operation of the businesses or functions to which such Services relate consistent with the ordinary volume and other aspects of such businesses or functions in the twelve (12) months prior to the Distribution Date as well as a reasonable level of growth in the Service Recipient's operations but excluding (i) the addition of any products or product features not being offered by the Service Recipient on the Distribution Date, except that the Service Recipient may add products or features in an amount and manner consistent with its ordinary operations (including, without limitation, normal business introduction cycles) during the twelve (12) months prior to the Distribution Date; and (ii) volumes associated with any entity that is not an Existing Affiliate.

     B.   Service Levels; Cures; Remedies Upon Default

          (i) Except to the extent otherwise expressly provided in any Schedule to the TSA, the service levels for any Services shall be equivalent to those provided to the Service Provider's ongoing operations or, if the Service Provider and Service Recipient do not have comparable operations with respect to a Service, then the service level shall be equivalent to the standards provided to the Service Recipient for the twelve (12) months prior to the Distribution Date. The TSA shall contain appropriate representations by each Service Provider as to such levels of service, which shall be fully specified in schedules to the TSA. Compliance with such service level standards shall be contingent upon receipt by the Service Provider of all information reasonably required from the Service Recipient in order for the Service Provider to render such Service.

          (ii) If the Service Recipient becomes aware of a material deficiency in the Service Provider's performance (a "Service Level Breach"), the Service Recipient may deliver a written notice thereof to the Service Provider. Upon receipt of such notice, the Service Provider shall use its reasonable best efforts to remedy the Service Level Breach as soon as reasonably possible. For any Service that a schedule to the TSA identifies as critical to the Service Recipient's operations (a "Critical Operation" with respect to such Service), if the Service Level Breach is not (or the Operating Committee determines that in all probability such Service Level Breach will not be) remedied within a reasonable period of time, then the Service Recipient may outsource the provision of such Service to a third party and the Service Provider shall reimburse the Service Recipient for any increase in the cost of such Service (offset by any amounts that, absent such breach, the Service Recipient would have paid pursuant to the applicable Conversion Plan). For each Critical Service, the applicable schedule to the TSA shall define a Service Level Breach in reasonable detail. The remedy specified above in this clause (ii) shall be in addition to the remedies otherwise specified herein.

         (iii) (a)  Except to the extent that a schedule to the TSA specifies a different period, if the Service Provider fails to cure a Service Level Breach within thirty (30) calendar days (or such shorter period as the Operating Committee may determine is appropriate as to a particular service, taking into account the importance of such Service to the Service Recipient's operations) after receipt of written notice thereof, the Service Provider shall forfeit (and, if previously collected from the Service Recipient, refund) the fees or charges otherwise due with respect to such Service from the date that the Service Level Breach commenced, and the Service Level Provider shall not be entitled to collect fees with respect to such Service until it has cured such Service Level Breach; or

               (b) If a Service Level Breach causes an immediate and significant harm to the Service Recipient (including, without limitation, significant adverse publicity, customer dissatisfaction or monetary loss), then the Service Recipient shall be entitled to such equitable remedy as may be determined by the Operating Committee, which remedy may include a forfeiture or refund of fees otherwise payable for such Service or actual costs incurred or actual damages suffered by the Service Recipient as a result of such breach.

     C. Personnel. At the Service Provider's sole expense, the Service Provider will employ and retain staff, and contract with third party subcontractors and other vendors, with a level of experience, skill, diligence and expertise, consistent with the Service Provider's normal business practices, needed to perform the Services the Service Provider is obligated to perform. The delegation of performance to a subcontractor shall not relieve the Service Provider of any of its duties or obligations under the TSA. Except with the prior written consent of the Service Recipient (which shall not be unreasonably withheld), the Service Provider shall not contract with a third party subcontractor for a Service if (i) the Service Provider is providing such solely for the benefit of the Service Recipient; and (ii) the anticipated aggregate fees for the portion of the Service being subcontracted exceeds Fifty Thousand Dollars ($50,000) per month. The provisions of this paragraph shall not apply to contracts which shall have been entered into prior to the Distribution Date.

     D. System Support. In each instance where the Service Provider provides application or infrastructure support to the Service Recipient under
          Schedule 1A or Schedule 2, "Systems Support" shall include the following, where applicable:

          (i) Database Administration - Monitoring of database size and performance; implementation of database expansions and housekeeping as required; installation support for changes to database structures.

         (ii) Technical Support - Answering questions concerning applications and functionality; support to production; coordination for job setup.

        (iii) Emergency Fixes - Modification and installation of applications as required to resolve production problems or change functionality.

         (iv) Production Problem Solving - Research and problem solving during production processing.

          (v) Production Monitoring - Monitoring of production performance (e.g., nightly table update processing, backups and reporting during critical periods - month end).

         (vi) Security - Support additions and deletions of security access; maintenance of user profiles in accordance with the Service Provider's standards.

6.   Billing and Cash Settlement Procedures

     A. Services. Billing and cash settlement for Services shall occur monthly. Each Service Provider shall send bills in a format and containing a level of detail sufficient to identify the Services that are the subject of such bill in a form attached as an exhibit to the TSA. Spinco and Aetna shall settle amounts so due within fourteen
          (14) calendar days following the receipt of a monthly bill in good order and supported by proper documentation. Any billing or payment errors shall be corrected promptly after discovery thereof.

     B. Payroll Reimbursements. On each payroll issue date, Aetna shall reimburse Spinco for amounts Spinco (i) paid or will pay to Aetna Group employees on such payroll issue date and (ii) withheld or will withhold from such employees' earnings and paid on their behalf to Governmental Entities, benefit providers or other third parties.

     C. Vendor Reimbursements. Aetna shall establish an account in its name from which Spinco shall be authorized to draw funds for the purpose of making payments to vendors on behalf of Aetna. Aetna shall ensure that at all times the account contains sufficient funds to meet such payment obligations and shall reimburse Spinco for any costs (including, without limitation, interest or other cost of funds) incurred by Spinco arising from any insufficiency of funds in such account. Any monies received by Spinco in respect of such payments for the benefit of Aetna shall be promptly deposited into such account and shall not be commingled with Spinco funds.

     D. Other Reimbursements. Except as specified in Sections 6B and 6C, Aetna shall reimburse Spinco bimonthly for any amounts paid by Spinco on Aetna's behalf.

     E.   Other Settlements

          (i) Pass Through Charges. Pass through expenses and chargebacks (e.g., postage and express mail fees) identified on the Schedules hereto and not otherwise provided for herein shall be separately billed to and promptly paid by the Service Recipient.

          (ii) Misdirected Payments. Any payment received by one party that properly belongs to the other party shall be rerouted by the receiving party to the other party promptly after such misdirected payment is identified.

     F. Form of Settlement. Settlement for amounts due under this Section 6 shall be made by wire transfer of immediately available funds. If any amount remains unsettled after the date when due, such amount shall bear interest at the [90-Day Treasury Rate] from the date due until the full settlement thereof.

7.   Operating Committee

     A. Organization of the Operating Committee. Spinco and Aetna each will appoint three (3) employees, at least one of whom shall be a senior executive, to the "Operating Committee". The Operating Committee will oversee the implementation and ongoing operation of the TSA and shall attempt in good faith to resolve disputes between the parties. Each of Spinco and Aetna shall have the right to replace one or more of its Operating Committee members with employees or officers with comparable knowledge, expertise and decision-making authority.

     B. Decision Making. The Operating Committee shall act by a majority vote of its members. If the Operating Committee fails to make a decision, resolve a dispute, agree upon any necessary action, or if the Service Recipient so requests in the event of a material breach significantly and adversely affecting a Critical Operation, a senior officer of Spinco and Aetna or his or her designee, shall attempt in good faith within a period of fifteen (15) (or, in the event of a significant and adverse impairment of a Critical Operation, seven (7)) calendar days to conclusively resolve any such unresolved matter.

     C. Meetings. During the Transition Period, the Operating Committee shall meet, in person or via teleconference, at least once every other calendar month; provided, however, that the Operating Committee may, by majority vote of its members, elect to meet more or less frequently as it deems necessary. In addition, the Operating Committee shall meet as necessary to promptly resolve any disputes submitted to it.

     D. Disputes. Any dispute arising out of or relating to the TSA will be submitted for resolution pursuant to Section 7B before any party may bring any legal proceeding in connection therewith. A party's failure to comply with the preceding sentence shall constitute cause for the dismissal without prejudice of any such legal proceeding.

8.   Other Terms and Conditions.

     A. Security. The Service Provider shall provide physical and data security for the businesses or functions to which the Services relate including, without limitation, code asset management practices at levels equal to or greater than the Service Provider's applicable standards during the twelve (12) month period prior to the Distribution Date, such levels to be specified in a schedule to the TSA. Each party agrees to comply with the other party's systems security procedures and shall not circumvent such procedures. Each party retains the right to monitor and audit the other party's compliance with such systems security procedures. If either party reasonably determines that personnel from the other party have attempted to circumvent its systems security procedures, that party may immediately terminate such personnel's access to its systems and shall immediately advise the other party of such incident and termination.

     B.   Systems Security Requirements.

          (i) Spinco's Systems Security Requirements. Spinco's current systems security requirements will be set forth on a Schedule to the TSA. Spinco may amend such requirements from time to time in its sole discretion, and shall provide 30 calendar days prior written notice to Aetna of any such amendments. In addition, Aetna agrees to comply with any written instructions or written policies communicated to Aetna by Spinco in connection with the use of or access to any of Spinco's systems or to software. Aetna further agrees to execute any document reasonably required by Spinco or required by its licensors in order to retain software and/or data in confidence.

          (ii) Aetna's Systems Security Requirements. Aetna's current systems security requirements will be set forth on a Schedule to the TSA. Aetna may amend such requirements from time to time in its sole discretion, and shall provide 30 calendar days prior written notice to Spinco of any such amendments. In addition, Spinco agrees to comply with any written instructions or written policies communicated to Spinco by Aetna in connection with the use of or access to any of Aetna's systems or to software. Spinco further agrees to execute any document reasonably required by Aetna or required by its licensors in order to retain software and/or data in confidence.

     C.   Confidentiality.

          (i) Definition of Confidential Information. For purposes of the TSA, "Confidential Information" shall have a meaning consistent with the agreements contained in the Distribution Agreement and shall include, without limitation, the following: (a) information relating to planned or existing computer systems and systems architecture and security, including, without limitation, computer hardware, computer software, source code, object code, documentation, methods of processing and operational methods;
               (b) policyholder data, customer lists, sales, customer information, profits, organizational restructuring, new business initiatives and financial information; (c) information that describes insurance and financial products, including, without limitation, actuarial calculations, product designs, and how such products are administered and managed; (d) information that describes product strategies, tax interpretations, and the tax positions and treatment of any item; and (e) confidential information of third parties with which a party conducts business.

          (ii) The TSA will contain restrictions on the use of Confidential Information substantially similar to Section 6.06 of the Distribution Agreement. In addition, each party shall use commercially reasonable efforts to restrict access to the other party's Confidential Information to those employees of such party requiring access for the purpose of providing Services to the other party hereunder. Subject to its obligations under
               Section 6.05 of the Distribution Agreement (Retention of Records) each party shall destroy all Confidential Information obtained from the other party in connection with the TSA in accordance with the receiving party's normal document retention policies but, in any event, immediately following the expiration of the TSA. Notwithstanding the foregoing, Spinco and Aetna and their respective Affiliates may share Confidential Information with any subcontractor utilized to provide Services, provided that the party sharing such Confidential Information shall remain responsible for compliance with the provisions of this Section.

         (iii) Fulfillment and Confidentiality of Vendor Contracts and Software. Spinco and Aetna respectively shall (a) comply with the terms of, and keep confidential and, except as required by law, not disclose, reveal or duplicate (x) any information related to any of their respective vendor contracts to which the other party is provided access in connection with the TSA and/or
               (y) the other party's or any third party's computer systems, software, information and/or data to which they are provided access and/or use in connection with the TSA and (b) take such other actions and execute such additional documentation required by any vendor in order to access and/or use such vendor's software in connection with such vendor's contracts with the Aetna Group or the Spinco Group, as applicable.

     D. Limitation of Remedies. Except if and to the extent arising out of a Service Provider's willful misconduct, in no event shall a Service Provider be obligated to pay to the Service Recipient in respect of breaches or alleged breaches of the TSA any amount in excess of the amount received by such Service Provider for the Services it renders. This cumulative limitation shall apply to all monetary remedies provided for in the TSA or any Schedule thereto, regardless of whether they are characterized as damages, indemnification (including, without limitation, indemnification for defense costs), refund of fees or otherwise.

9.   Other Transitional Arrangements and Payments.

     A. As of the date hereof, a Spinco Group member owns or leases certain information technology equipment, furniture, fine art and vehicles which are used for the business of the Aetna Group ("Aetna Used Assets"). Spinco shall take all actions necessary on its part to cause Aetna or an Affiliate to become the owner or lessor of all such assets as follows:

          (i) Spinco shall provide to Aetna an inventory in reasonable detail of Aetna Used Assets that are owned by a Spinco Group entity. Upon execution of the TSA, Aetna shall pay Spinco the net book value of such assets as of the Distribution Date. Spinco concurrently shall deliver a bill of sale and/or other documentation reasonably evidencing such transfer of ownership including a list of assets purchased at a level of detail reasonable in relation to the types of assets being transferred. For the purposes of TSA, net book value shall be determined as Spinco's cost less accumulated depreciation calculated in accordance with generally accepted accounting principles consistently applied.

          (ii) For Aetna Used Assets that are leased by a Spinco Group entity, Aetna and Spinco shall jointly employ reasonable best efforts to cause the Leases to be assigned to Aetna or an Affiliate and, if such efforts are unsuccessful, Aetna shall purchase such assets and shall pay all costs incurred in connection therewith including, without limitation, prepayment penalties or similar charges, each as set forth in the relevant lease or on terms that Aetna may agree to with the lessor.

     B. The Service Recipient shall be solely responsible for all expenses (other than the Service Provider's internal costs) associated with eliminating the Service Recipient's need to receive Services from the Service Provider including, without limitation, costs of transferring data from the Service Provider's information technology environment and of acquiring any computer hardware or software associated with implementation of any Conversion Plan.

     C. Upon execution of the TSA, Aetna shall reimburse Spinco for all amounts it has paid for goods or services ordered or received after March 31, 2000 for: (i) purchase of information technology equipment, or licensing of information technology software, primarily for use in the Aetna Group Business; and (ii) tenant improvements on properties leased primarily for use in the Aetna Group Business, in the case of each of clause (i) and (ii) to the extent permitted under the Merger Agreement or the Distribution Agreement.

     D. Spinco and Aetna each shall bear fifty percent (50%) of the costs of physically separating the premises at 151 Farmington Avenue, Hartford, Connecticut.

     E. Upon execution of the TSA, in addition to the amount payable pursuant to Section 9C, above, Aetna shall pay Spinco the net book value as of the Distribution Date of the building improvements in the Tower Building and the tenant improvements on State House Square and field office properties primarily used in the Aetna Group Business.

     F. Aetna shall bear the entire expense (other than Spinco's internal costs or any out of pocket expenses or other charge paid to Spinco's advisors or representatives, if any) of (i) transferring, or obtaining new licenses with respect to, software used primarily in the Aetna Group Business; (ii) additional licensing or similar fees paid by Spinco to third party vendors by reason of Spinco providing any Transition Service pursuant to the TSA; and (iii) any other fees or costs associated with terminating, assigning or transferring to the Aetna Group any contract made use of by the Aetna Group Business.

Other Terms and Provisions

With regard to indemnification, the parties hereto agree as set forth in the Distribution Agreement. In addition, the TSA shall contain such other terms and provisions as are customary for an agreement of this type, including assignability to an affiliate.

                                  SCHEDULE 1A


Infrastructure

o    Production control/application availability

o    Desktop engineering

o    Desktop support

o    Access Control (NT)
     - Emergency access
     - Problem tickets
     - ID requests
     - Groups/shared directories
     - Emergency termination requests
     - Pre server check out
     - Post server check out

o    Access Control (mainframe/mid-range)
     - Emergency data set access
     - Problem tickets
     - General MF and Unix (SP2) access requests
     - New users/terminations/N ID requests
     - Short term data set access
     - Long term data set access
     - Emergency termination requests

o    Server Management

o    Network operations
     - Problem resolution (data/voice/NT server interruptions)
     - Manage chronic issues

o    Switchboard (incoming calls)

Business Applications

o    Integrated Benefit Service System

o    Integrated Tax Reporting Facility

o    Recon 2

                                  SCHEDULE 1B

o    Employee reimbursement processing for business

o    Accounts payable

o    Payroll processing

o    General ledger support

o Benefits administration for any "cloned" employee benefits plans of the Spinco Group

       -  Medical
       -  Dental
       -  Group term life
       -  Dependent life
       -  Survivor income benefit
       -  Employee and dependent accidental death and dismemberment
       -  Flexible spending accounts
       -  Long term care
       -  Other welfare
       -  Retirement

o Field office lease administration (including efforts to cause leases held in the name of a Spinco Group entity to be conveyed to a Aetna Group entity)

o    Purchasing

o    [Travel services]

                                   SCHEDULE 2


o    Information technology business applications/systems:

       -  Producer Administration Information System
       -  DSS Producer Payroll
       -  Repetitive Payment System